Exhibit 99.1

PC Connection, Inc. Provides Business Update

MERRIMACK, N.H.--(BUSINESS WIRE)--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology products and solutions, will report a modest increase in net sales year over year for the three months ended June 30, 2008. Net sales were up 1.9% to $449.4 million over the three months ended June 30, 2007. The Company will report net income of $5.1 million for the quarter, or $.19 per share, compared to $5.8 million, or $.21 per share, for the corresponding prior year quarter.

“We believe the current economic environment has affected the demand for information technology solutions during this past quarter, and we see this trend continuing into the third quarter,” said Patricia Gallup, Chairman and Chief Executive Officer. The Company's Public Sector sales were a highlight of the second quarter. However, softer demand in its corporate business, along with increased investments, led to the decrease in operating results.

The Company expects revenue for the third quarter of 2008 to be in the same range as the third quarter of 2007, reflecting the continued softness in commercial customer demand. Management is taking a number of actions to bring costs in line with the lower sales volume. Discretionary spending will be limited, and interim cost-savings programs have been implemented. These initiatives should result in savings beginning late in the third quarter.

As previously announced, PC Connection will provide further details on its 2008 second quarter results in its scheduled earnings release and conference call on the morning of July 31, 2008.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2008. More specifically, the statements in this release concerning the Company’s outlook for 2008 and the statements concerning the Company’s gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth and the ability of the Company to improve sales productivity) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller